DWS GLOBAL GROWTH FUND (FORMERLY DWS GLOBAL
THEMATIC FUND)

N-Sar September 1, 2013 - February 28, 2014


Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Veeva Systems, Inc.	US9224751084	10/15/2013
	$20.00	$234,810,000	799	0.01%
	MS, DB	MS
Twitter, Inc.	90184L102	11/7/2013
	$26.00	$1,750,000,000	5,353	0.01%
	GS, MS, JPM, BAC, DB	GS